Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Third Quarter EPS of $1.37

•	Net earnings of $453.2 million, or $1.37 per diluted share, which includes the following:

◦	$0.21 per diluted share related to backlog/construction in progress write-up related to purchase accounting

◦	$0.03 per diluted share related to acquisition and integration costs

◦	Excluding these items, EPS would have been $1.61 per diluted share

◦	In addition, tax benefits totaling $34.1 million, or $0.10 per diluted share, were recorded primarily related to tax accounting method changes and energy credits

•	Deliveries of 12,613 homes – up 66%

•	New orders of 12,319 homes – up 62%; new orders dollar value of $5.1 billion – up 73%

•	Backlog of 19,220 homes – up 88%; backlog dollar value of $8.4 billion – up 105%

•	Revenues of $5.7 billion – up 74%

•	Lennar Homebuilding operating earnings of $612.0 million, compared to $386.3 million

◦	Gross margin on home sales of 20.3% (21.9% excluding backlog/construction in progress write-up related to purchase accounting), compared to 22.8%

◦	S,G&A expenses as a % of revenues from home sales of 8.6% – improved 60 basis points

◦	Operating margin on home sales of 11.7% (13.3% excluding backlog/construction in progress write-up related to purchase accounting), compared to 13.6%

•	Lennar Financial Services operating earnings of $56.6 million, compared to $49.1 million

•	Rialto operating earnings (net of noncontrolling interests) of $10.7 million, compared to $3.2 million

•	Lennar Multifamily operating loss of $3.9 million, compared to operating earnings of $9.1 million

•	Lennar Homebuilding cash and cash equivalents of $833 million

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 37.9%

(more)

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Miami, October 3, 2018 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its third quarter ended August 31, 2018. Third quarter net earnings attributable to Lennar in 2018 were $453.2 million, or $1.37 per diluted share, compared to third quarter net earnings attributable to Lennar in 2017 of $249.2 million, or $1.04 per diluted share. Earnings in the third quarter of 2018 were reduced by $84.2 million ($0.21 per diluted share) of pretax backlog/construction in progress write-up related to purchase accounting and $12.0 million ($0.03 per diluted share) of pretax acquisition and integration costs related to CalAtlantic Group, Inc ("CalAtlantic"). This was partially offset by $34.1 million ($0.10 per diluted share) of tax benefits related to tax accounting method changes and energy credits.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the third quarter, where we achieved net earnings of $453.2 million, or $1.37 per diluted share. Our core homebuilding operations continued to leverage our size and scale in the leading markets and drive operational excellence.”
“While national economic data has pointed to higher prices and rising interest rates causing slower overall sales, the basic underlying fundamentals of the housing industry of low unemployment, higher wages and low inventory levels remain favorable and are likely to support longer-term strength in the housing market.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, "During the quarter, we continued to complete the integration of CalAtlantic to grow our business under one unified operating platform, and we remain right on track to achieve our synergy goals.”
“Our homebuilding business had a strong third quarter with new orders and deliveries both up 11% over last year, on a pro forma basis for the acquisition of CalAtlantic. Our homebuilding gross margin was 21.9% when adjusted to eliminate the effects of the write-up of CalAtlantic backlog and construction in progress in purchase accounting. Our SG&A of 8.6% marked an all-time, third-quarter low which shows our continued focus on leveraging our size and scale as well as utilizing our enhanced technologies to reduce costs."
"Complementing our homebuilding business, our Financial Services operating earnings increased to $56.6 million from $49.1 million last year, expanding its platform across a greater number of deliveries, which was partially offset by the year-over-year reduction in refinance activity."
Jon Jaffe, President and Chief Operating Officer of Lennar, said, “With the CalAtlantic integration substantially completed, we are keenly focused on direct construction cost savings. The strategy of achieving material scale in local markets is playing out as planned and fits right into our focus of being the ‘Builder of Choice’ for national manufacturers, suppliers and local trades.”
Mr. Miller concluded, "With a solid balance sheet, strong cash flow generation and continued execution of our core operating strategies, we believe that we are very well positioned to continue our strong performance as we head towards the end of 2018 and into 2019."

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RESULTS OF OPERATIONS
THREE MONTHS ENDED AUGUST 31, 2018 COMPARED TO
THREE MONTHS ENDED AUGUST 31, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes only stand alone data for Lennar Corporation.
Lennar Homebuilding
Revenues from home sales increased 83% in the third quarter of 2018 to $5.2 billion from $2.8 billion in the third quarter of 2017. Revenues were higher primarily due to a 66% increase in the number of home deliveries, excluding unconsolidated entities, and a 10% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 12,600 homes in the third quarter of 2018 from 7,588 homes in the third quarter of 2017, primarily as a result of the significant increase in volume resulting from the CalAtlantic acquisition. The average sales price of homes delivered was $415,000 in the third quarter of 2018, compared to $375,000 in the third quarter of 2017. The increase in average sales price was primarily resulting from the CalAtlantic acquisition. Sales incentives offered to homebuyers were $22,900 per home delivered in the third quarter of 2018, or 5.2% as a percentage of home sales revenue, compared to $21,800 per home delivered in the third quarter of 2017, or 5.5% as a percentage of home sales revenue, and $23,000 per home delivered in the second quarter of 2018, or 5.3% as a percentage of home sales revenue.
Gross margins on home sales were $1.1 billion, or 20.3%, in the third quarter of 2018. Excluding the backlog/construction in progress write-up of $84.2 million related to purchase accounting adjustments on CalAtlantic homes that were delivered in the third quarter of 2018, gross margins on home sales were $1.1 billion or 21.9%. This compared to gross margins on home sales of $650.4 million, or 22.8%, in the third quarter of 2017, which included insurance recoveries of $10.3 million that positively impacted gross margin percentage by 30 basis points. Gross margin percentage on home sales decreased compared to the third quarter of 2017 primarily due to higher construction and land costs, partially offset by an increase in the average sales price of homes delivered.
Selling, general and administrative expenses were $446.7 million in the third quarter of 2018, compared to $262.5 million in the third quarter of 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.6% in the third quarter of 2018, from 9.2% in the third quarter of 2017, due to improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives. WCI Communities, Inc. ("WCI") transaction-related expenses had a negative 20 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the third quarter of 2017.
Gross profits on land sales were $3.3 million in the three months ended August 31, 2018, compared to $5.2 million in the three months ended August 31, 2017. Lennar Homebuilding equity in loss from unconsolidated entities was $15.4 million in the third quarter of 2018, compared to $9.7 million in the third quarter of 2017. In the third quarter of 2018, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of a Lennar Homebuilding unconsolidated entity, partially offset by

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the Company's share of net operating earnings from its other unconsolidated entities. In the third quarter of 2017, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of net operating losses from its unconsolidated entities, which was primarily driven by general and administrative expenses, as there were no significant land sale transactions for which the Company recognized its share of earnings during the third quarter of 2017. Lennar Homebuilding other income, net, was $12.9 million in the third quarter of 2018, compared to $2.8 million in the third quarter of 2017.
Lennar Homebuilding interest expense was $86.9 million in the third quarter of 2018 ($83.0 million was included in costs of homes sold, $0.8 million in costs of land sold and $3.1 million in other income, net), compared to $71.8 million in the third quarter of 2017 ($68.6 million was included in costs of homes sold, $0.9 million in costs of land sold and $2.3 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $56.6 million in the third quarter of 2018, compared to $49.1 million in the third quarter of 2017. Operating earnings were impacted by an increase in the segment's title and mortgage operations due to the acquisition of CalAtlantic's Financial Services operations, partially offset by a decrease in refinance transactions and lower mortgage profit per loan originated.
Rialto
Operating earnings for the Rialto segment were $10.7 million in the third quarter of 2018 (which included $9.4 million of operating earnings and an add back of $1.2 million of net loss attributable to noncontrolling interests). Operating earnings in the third quarter of 2017 were $3.2 million (which included a $3.2 million operating loss and an add back of $6.4 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily due to a decrease in real estate owned impairments due to the liquidation of the FDIC and bank portfolios earlier in the year as well as decreases in general and administrative expenses and interest expense. The increase in operating earnings was partially offset by decreases in incentive and interest income, as well as a decrease in Rialto Mortgage Finance ("RMF") securitization earnings due to lower average net margin.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $3.9 million in the third quarter of 2018, primarily driven by selling, general and administrative expenses of the segment and equity in loss related to Lennar Multifamily Venture Fund I ("LMV Fund I") and other Multifamily joint ventures as a result of incurring expenses that exceeded revenues while rental operations were reaching stabilization. This was partially offset by $1.7 million of our share of gains from the sale of one operating property by a Lennar Multifamily unconsolidated entity, as well as $5.1 million of promote revenue related to two properties in LMV Fund I. In the third quarter of 2017, the Lennar Multifamily segment had operating earnings of $9.1 million primarily due to the segment's $15.4 million share of gains as a result of the sale of two operating properties by Lennar Multifamily's unconsolidated entities and management fee income, partially offset by general and administrative expenses.

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Corporate General and Administrative Expenses
Corporate general and administrative expenses were $96.3 million, or 1.7% as a percentage of total revenues, in the third quarter of 2018, compared to $72.9 million, or 2.2% as a percentage of total revenues, in the third quarter of 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in revenues.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $14.4 million and ($5.6) million in the third quarter of 2018 and 2017, respectively. Net earnings attributable to noncontrolling interests during the third quarter of 2018 were primarily attributable to net earnings related to the Lennar Homebuilding consolidated joint ventures. Net loss attributable to noncontrolling interests in the third quarter of 2017 was primarily attributable to a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.
RESULTS OF OPERATIONS
NINE MONTHS ENDED AUGUST 31, 2018 COMPARED TO
NINE MONTHS ENDED AUGUST 31, 2017
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes only stand alone data for Lennar Corporation.
Lennar Homebuilding
Revenues from home sales increased 67% in the nine months ended August 31, 2018 to $12.9 billion from $7.7 billion in the nine months ended August 31, 2017. Revenues were higher primarily due to a 52% increase in the number of home deliveries, excluding unconsolidated entities, and a 10% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 31,412 homes in the nine months ended August 31, 2018 from 20,708 homes in the nine months ended August 31, 2017, primarily as a result of the significant increase in volume resulting from the CalAtlantic acquisition. The average sales price of homes delivered was $409,000 in the nine months ended August 31, 2018, compared to $372,000 in the nine months ended August 31, 2017. The increase in average sales price was primarily resulting from the CalAtlantic acquisition. Sales incentives offered to homebuyers were $22,800 per home delivered in the nine months ended August 31, 2018, or 5.3% as a percentage of home sales revenue, compared to $22,400 per home delivered in the nine months ended August 31, 2017, or 5.7% as a percentage of home sales revenue.
Gross margins on home sales were $2.4 billion, or 18.8%, in the nine months ended August 31, 2018. Excluding the backlog/construction in progress write-up of $376.0 million related to purchase accounting adjustments on CalAtlantic homes that were delivered in the nine months ended August 31, 2018, gross margins on home sales were $2.8 billion or 21.7%. This compared to gross margin on home sales of $1.7 billion, or 21.9%, in the nine months ended August 31, 2017. Gross margin percentage on home sales decreased compared to the nine months ended August 31, 2017 primarily due to higher construction and land costs, partially offset by an increase in the average sales price of homes delivered.

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Selling, general and administrative expenses were $1.1 billion in the nine months ended August 31, 2018, compared to $734.8 million in the nine months ended August 31, 2017. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.8% in the nine months ended August 31, 2018, from 9.5% in the nine months ended August 31, 2017, due to improved operating leverage as a result of an increase in home deliveries and continued benefit from technology initiatives. WCI transaction-related expenses had a negative 30 basis point impact to selling, general and administrative expenses as a percentage of revenues from home sales in the nine months ended August 31, 2017.
Gross profits on land sales were $22.2 million in the nine months ended August 31, 2018, which included profits of $15.0 million on two strategic land sales. This compared to gross profits on land sales of $8.9 million in the nine months ended August 31, 2017. Lennar Homebuilding equity in loss from unconsolidated entities was $41.9 million in the nine months ended August 31, 2018, compared to $42.7 million in the nine months ended August 31, 2017. In the nine months ended August 31, 2018, Lennar Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of a Lennar Homebuilding unconsolidated entity and the Company's share of net operating losses from its unconsolidated entities. In the nine months ended August 31, 2017, Lennar Homebuilding equity in loss from unconsolidated entities was attributable to the Company's share of net operating losses from its unconsolidated entities, which was primarily driven by general and administrative expenses, as there were no significant land sale transactions for which the Company recognized its share of earnings during the nine months ended August 31, 2017. Lennar Homebuilding other income, net, was $192.7 million in the nine months ended August 31, 2018, compared to $12.4 million in the nine months ended August 31, 2017. In the nine months ended August 31, 2018, other income, net, was primarily related to a gain on the sale of an 80% interest in one of Lennar Homebuilding's strategic joint ventures, Treasure Island Holdings.
Lennar Homebuilding loss due to litigation of $140 million in the nine months ended August 31, 2017 was related to litigation regarding a contract the Company entered into in 2005 to purchase property in Maryland. As a result of the litigation, the Company purchased the property for $114 million, which approximated the Company's estimate of fair value for the property. In addition, the Company paid approximately $124 million in interest and other closing costs and has accrued for the amount it expects to pay as reimbursement for attorney's fees.
Lennar Homebuilding interest expense was $214.0 million in the nine months ended August 31, 2018 ($203.2 million was included in costs of homes sold, $2.2 million in costs of land sold and $8.6 million in other income, net), compared to $196.1 million in the nine months ended August 31, 2017 ($187.2 million was included in costs of homes sold, $4.1 million in costs of land sold and $4.8 million in other income, net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries.

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Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $128.7 million in the nine months ended August 31, 2018, compared to $113.4 million in the nine months ended August 31, 2017. Operating earnings were impacted by an increase in the segment's title and mortgage operations due to the acquisition of CalAtlantic's Financial Services operations, partially offset by a decrease in refinance transactions and lower mortgage profit per loan originated.
Rialto
Operating earnings for the Rialto segment were $28.1 million in the nine months ended August 31, 2018 (which included $25.6 million of operating earnings and an add back of $2.6 million of net loss attributable to noncontrolling interests). Operating earnings for the nine months ended August 31, 2017 were $21.4 million (which included a $10.5 million operating loss and an add back of $31.9 million of net loss attributable to noncontrolling interests). The increase in operating earnings was primarily due to a decrease in real estate owned and loan impairments due to the liquidation of the FDIC and bank portfolios and a decrease in general and administrative expenses and interest expense. This increase in operating earnings was partially offset by a decrease in RMF securitization revenues and earnings as a result of a lower average net margin and decreases in incentive, management fee and interest income.
Lennar Multifamily
Operating earnings for the Lennar Multifamily segment were $9.7 million in the nine months ended August 31, 2018, primarily due to the segment's $23.3 million share of gains as a result of the sale of four operating properties by Lennar Multifamily's unconsolidated entities and $10.3 million of promote revenue related to four properties in LMV Fund I, partially offset by general and administrative expenses. In the nine months ended August 31, 2017, the Lennar Multifamily segment had operating earnings of $34.8 million primarily due to the segment's $52.9 million share of gains as a result of the sale of five operating properties by Lennar Multifamily's unconsolidated entities and management fee income, partially offset by general and administrative expenses.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $249.1 million, or 1.8% as a percentage of total revenues, in the nine months ended August 31, 2018, compared to $200.3 million, or 2.3% as a percentage of total revenues, in the nine months ended August 31, 2017. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in revenues.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $19.6 million and ($26.9) million in the nine months ended August 31, 2018 and 2017, respectively. Net earnings attributable to noncontrolling interests during the nine months ended August 31, 2018 were primarily attributable to net earnings related to the Lennar Homebuilding

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consolidated joint ventures. Net loss attributable to noncontrolling interests in the nine months ended August 31, 2017 was primarily attributable to a net loss related to the FDIC's interest in a portfolio of real estate loans that the Company acquired in partnership with the FDIC, partially offset by net earnings related to the Lennar Homebuilding consolidated joint ventures.
OTHER TRANSACTIONS
Merger with CalAtlantic
On February 12, 2018, the Company completed the acquisition of CalAtlantic through a transaction in which CalAtlantic was merged with and into a wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub continuing as the surviving corporation and a subsidiary of the Company (the “Merger”). CalAtlantic was a homebuilder which built homes across the homebuilding spectrum, from entry level to luxury, in 43 metropolitan statistical areas spanning 19 states. CalAtlantic provided mortgage, title and escrow services. During the three and nine months ended August 31, 2018, the Company recorded $12.0 million and $140.1 million, respectively, of acquisition and integration costs related to the Merger.
Debt Transactions
During the three months ended August 31, 2018, the Company redeemed $250 million aggregate principal amount of 6.95% senior notes due 2018. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Tax Reform
In December 2017, the Tax Cuts and Jobs Act was enacted, which will have a positive impact on our effective tax rate in 2018 and subsequent years. The tax reform bill, and the Bipartisan Budget Act of 2018 enacted in February, is expected to reduce our effective tax rate from 34% in 2017 to approximately 24% in 2018.
For the three and nine months ended August 31, 2018, the Company's effective tax rate was 17.8% and 25.4%, respectively. The rate was positively impacted by tax accounting method changes implemented during the third quarter, the domestic productions activities deduction, and energy credits. Excluding the one-time non-cash deferred tax asset write down of $68.6 million recorded in the first quarter of 2018 due to the tax reform bill and the $34.1 million benefit recorded in the third quarter of 2018, primarily related to tax accounting method changes and energy credits, the tax rate for the nine months ended August 31, 2018 would have been 22.6%. The tax rate for the three and nine months ended August 31, 2017 was 33.4% and 33.6%, respectively.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of Lennar’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the impact of tax reform on our effective tax rate, our synergy goals related to the CalAtlantic transaction, and the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the real estate markets across the nation, including a slowdown in the market for single family homes or the multifamily rental market; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; our inability to realize the anticipated synergy benefits from the CalAtlantic transaction; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; the inability of the Rialto segment to profit from the investments it makes; the inability of Rialto to sell mortgages it originates into securitizations on favorable terms; reduced availability of mortgage financing or increased interest rates; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2017. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, October 3, 2018. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-220-6435 and entering 5462 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2018	2017	2018	2017
Revenues:
Lennar Homebuilding	$5,285,742	2,885,195	13,011,832	7,789,630
Lennar Financial Services	236,268	215,056	639,543	571,462
Rialto	49,495	57,810	149,033	207,804
Lennar Multifamily	101,064	103,415	312,013	291,900
Total revenues	$5,672,569	3,261,476	14,112,421	8,860,796

Lennar Homebuilding operating earnings	$612,037	386,276	1,451,292	790,194
Lennar Financial Services operating earnings	56,628	49,057	128,705	113,448
Rialto operating earnings (loss)	9,444	(3,192)	25,558	(10,497)
Lennar Multifamily operating earnings (loss)	(3,853)	9,104	9,734	34,816
Acquisition and integration costs related to CalAtlantic	(11,992)	—	(140,062)	—
Corporate general and administrative expenses	(96,346)	(72,860)	(249,071)	(200,333)
Earnings before income taxes	565,918	368,385	1,226,156	727,628
Provision for income taxes (1)	(98,298)	(124,795)	(306,870)	(253,656)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	467,620	243,590	919,286	473,972
Less: Net earnings (loss) attributable to noncontrolling interests	14,409	(5,575)	19,603	(26,918)
Net earnings attributable to Lennar	$453,211	249,165	899,683	500,890

Average shares outstanding:
Basic (2)	327,214	237,330	302,046	237,019
Diluted (2)	327,237	237,331	302,835	237,020

Earnings per share:
Basic (2)	$1.37	1.04	2.95	2.09
Diluted (2)	$1.37	1.04	2.94	2.09

Supplemental information:
Interest incurred (3)	$112,975	71,036	314,008	219,949

EBIT (4):
Net earnings attributable to Lennar	$453,211	249,165	899,683	500,890
Provision for income taxes	98,298	124,795	306,870	253,656
Interest expense	86,892	71,804	213,953	196,081
EBIT	$638,401	445,764	1,420,506	950,627

(1)
Provision for income taxes for the nine months ended August 31, 2018 includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)
Basic and diluted average shares outstanding and earnings per share calculations for the three and nine months ended August 31, 2017 have been adjusted to reflect 4.7 million Class B shares distributed as a part of the stock dividend on November 27, 2017.

(3)	Amount represents interest incurred related to Lennar Homebuilding debt.

(4)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	August 31,		August 31,
	2018	2017	2018	2017
Lennar Homebuilding revenues:
Sales of homes	$5,223,787	2,847,731	12,858,937	7,701,871
Sales of land	61,955	37,464	152,895	87,759
Total revenues	5,285,742	2,885,195	13,011,832	7,789,630

Lennar Homebuilding costs and expenses:
Costs of homes sold	4,165,884	2,197,320	10,444,364	6,015,420
Costs of land sold	58,625	32,278	130,655	78,853
Selling, general and administrative	446,715	262,467	1,136,279	734,836
Total costs and expenses	4,671,224	2,492,065	11,711,298	6,829,109
Lennar Homebuilding operating margins	614,518	393,130	1,300,534	960,521
Lennar Homebuilding equity in loss from unconsolidated entities	(15,391)	(9,651)	(41,904)	(42,691)
Lennar Homebuilding other income, net	12,910	2,797	192,662	12,364
Lennar Homebuilding loss due to litigation	—	—	—	(140,000)
Lennar Homebuilding operating earnings	$612,037	386,276	1,451,292	790,194

Lennar Financial Services revenues	$236,268	215,056	639,543	571,462
Lennar Financial Services costs and expenses	179,640	165,999	510,838	458,014
Lennar Financial Services operating earnings	$56,628	49,057	128,705	113,448

Rialto revenues	$49,495	57,810	149,033	207,804
Rialto costs and expenses	39,435	49,503	120,784	175,492
Rialto equity in earnings from unconsolidated entities	5,266	4,858	18,496	11,310
Rialto other expense, net	(5,882)	(16,357)	(21,187)	(54,119)
Rialto operating earnings (loss)	$9,444	(3,192)	25,558	(10,497)

Lennar Multifamily revenues	$101,064	103,415	312,013	291,900
Lennar Multifamily costs and expenses	103,187	105,956	317,572	301,303
Lennar Multifamily equity in earnings (loss) from unconsolidated entities	(1,730)	11,645	15,293	44,219
Lennar Multifamily operating earnings (loss)	$(3,853)	9,104	9,734	34,816

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	For the Three Months Ended August 31,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,681	3,778	$2,005,249	1,236,619	$353,000	327,000
Central	3,250	1,730	1,218,288	589,572	375,000	341,000
West	2,414	1,656	1,492,086	827,713	618,000	500,000
Other	1,268	434	519,725	201,511	410,000	464,000
Total	12,613	7,598	$5,235,348	2,855,415	$415,000	376,000
Of the total homes delivered listed above, 13 homes with a dollar value of $11.6 million and an average sales price of $889,000 represent home deliveries from unconsolidated entities for the three months ended August 31, 2018, compared to 10 home deliveries with a dollar value of $7.7 million and an average sales price of $768,000 for the three months ended August 31, 2017.

New Orders:	Homes		Dollar Value		Average Sales Price
East	6,145	3,841	$2,135,774	1,250,446	$348,000	326,000
Central	2,779	1,657	1,002,033	558,782	361,000	337,000
West	2,334	1,689	1,489,874	909,209	638,000	538,000
Other	1,061	423	443,208	204,784	418,000	484,000
Total	12,319	7,610	$5,070,889	2,923,221	$412,000	384,000
Of the total new orders listed above, 13 homes with a dollar value of $9.8 million and an average sales price of $751,000 represent new orders from unconsolidated entities for the three months ended August 31, 2018, compared to 16 new orders with a dollar value of $12.8 million and an average sales price of $798,000 for the three months ended August 31, 2017.

	For the Nine Months Ended August 31,
	2018	2017	2018	2017	2018	2017
Deliveries:	Homes		Dollar Value		Average Sales Price
East	14,162	9,869	$4,929,570	3,198,756	$348,000	324,000
Central	8,010	5,177	3,003,434	1,750,495	375,000	338,000
West	6,427	4,380	3,776,656	2,169,461	588,000	495,000
Other	2,874	1,335	1,194,404	617,648	416,000	463,000
Total	31,473	20,761	$12,904,064	7,736,360	$410,000	373,000
Of the total homes delivered listed above, 61 homes with a dollar value of $45.1 million and an average sales price of $740,000 represent home deliveries from unconsolidated entities for the nine months ended August 31, 2018, compared to 53 home deliveries with a dollar value of $34.5 million and an average sales price of $651,000 for the nine months ended August 31, 2017.

New Orders:	Homes		Dollar Value		Average Sales Price
East	16,721	11,056	$5,802,948	3,573,399	$347,000	323,000
Central	8,403	5,354	3,062,270	1,806,948	364,000	337,000
West	6,949	5,274	4,281,652	2,723,279	616,000	516,000
Other	3,142	1,307	1,325,998	625,769	422,000	479,000
Total	35,215	22,991	$14,472,868	8,729,395	$411,000	380,000
Of the total new orders listed above, 54 homes with a dollar value of $38.9 million and an average sales price of $721,000 represent new orders from unconsolidated entities for the nine months ended August 31, 2018, compared to 37 new orders with a dollar value of $28.2 million and an average sales price of $762,000 for the nine months ended August 31, 2017.

13-13-13

	August 31,
	2018 (1)	2017	2018	2017	2018	2017
Backlog:	Homes		Dollar Value		Average Sales Price
East (2)	9,468	4,789	$3,492,052	1,625,820	$369,000	339,000
Central	4,327	2,498	1,682,602	877,607	389,000	351,000
West	3,667	2,424	2,444,333	1,302,318	667,000	537,000
Other	1,758	501	734,345	264,161	418,000	527,000
Total	19,220	10,212	$8,353,332	4,069,906	$435,000	399,000
Of the total homes in backlog listed above, 16 homes with a backlog dollar value of $8.9 million and an average sales price of $559,000 represent the backlog from unconsolidated entities at August 31, 2018, compared to 14 homes with a backlog dollar value of $9.7 million and an average sales price of $692,000 at August 31, 2017.

(1)
During the nine months ended August 31, 2018, the Company acquired a total of 6,355 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired, 2,588 homes were in the East, 1,649 homes were in the Central, 1,053 homes were in the West and 1,065 homes were in Other.

(2)	During the nine months ended August 31, 2017, the Company acquired 359 homes in backlog in connection with the WCI acquisition.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas
West: California and Nevada
Other: Illinois, Indiana, Minnesota, Oregon, Tennessee, Utah and Washington

14-14-14

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	August 31,	November 30,	August 31,
	2018	2017	2017
Lennar Homebuilding debt	$9,407,987	6,410,003	5,523,765
Stockholders' equity	14,032,016	7,872,317	7,554,260
Total capital	$23,440,003	14,282,320	13,078,025
Lennar Homebuilding debt to total capital	40.1%	44.9%	42.2%

Lennar Homebuilding debt	$9,407,987	6,410,003	5,523,765
Less: Lennar Homebuilding cash and cash equivalents	833,274	2,282,925	564,591
Net Lennar Homebuilding debt	$8,574,713	4,127,078	4,959,174
Net Lennar Homebuilding debt to total capital (1)	37.9%	34.4%	39.6%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.

Non-GAAP Reconciliation

Net earnings, adjusted to exclude backlog/construction in progress write-up related to CalAtlantic purchase accounting and CalAtlantic acquisition and integration costs, is a non-GAAP financial measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance or liquidity prepared in accordance with GAAP. Our management believes this non-GAAP financial measure provides useful information to investors because it shows what our earnings would have been but for backlog/construction in progress write-up related to CalAtlantic purchase accounting and CalAtlantic acquisition and integration costs. The following is a reconciliation of this non-GAAP financial measure to the most comparable GAAP measure:

	Three Months Ended
	August 31, 2018
(In thousands, except per share amounts)	Amount	Per diluted share
Net earnings attributable to Lennar	$453,211	$1.37
Backlog/construction in progress write-up related to purchase accounting (net of tax effect)	69,161	0.21
Acquisition and integration costs related to CalAtlantic (net of tax effect)	9,855	0.03
Net earnings, adjusted to exclude backlog/construction in progress write-up related to CalAtlantic purchase accounting and CalAtlantic acquisition and integration costs	$532,227	$1.61